Exhibit 99.1

Nanomix Enters into an Exclusive Veterinary Distribution Agreement for the eLab System with Woodley Equipment Company, Ltd.

SAN LEANDRO, Calif. (November 9, 2022) – Nanomix Corporation (OTCQB: NNMX) (“Nanomix” or the “Company”), a leader in the development of mobile, affordable, point-of-care (POC) diagnostics, today announced that it has entered into an exclusive distribution agreement with Woodley Equipment Company, Ltd. (“Woodley”), a global veterinary distributor. Under the agreement, Woodley will work with Nanomix to develop species specific ranges for the S1 critical infection panel and distribute the eLab system in the veterinary market for regions outside of the United States.

Thomas Schlumpberger, Chief Executive Officer of Nanomix, stated, “I am honored, to not only be working with Mike Wickham and Woodley again, but also for Mike’s equity investment which shows confidence in Nanomix and our technology. Woodley brings a significant product development expertise and structure that allows us to expand our efforts into the veterinary market earlier than planned. Woodley also has a clinical research division where the Nanomix POC solution will broaden their Clinical Research Organization offering. We are thrilled to add Mike’s proven experiences and history of success to our launch and development efforts of the Nanomix eLab® system for the veterinary market and beyond.”

Mike Wickham, Managing Director of Woodley, commented, “Woodley supplies equipment for all aspects of laboratory diagnostics in the veterinary market with a specialization in emergency and critical care devices. We are excited by the possibility to help develop the eLab to be suitable for animals and the impact that this can have worldwide in the healthcare provision for animals. Currently, sepsis in animals has no reliable markers which have a predictive indicator and certainly not at the POC. We are excited that a POC device can be developed to treat animals and Woodley is proud to be involved with Nanomix.”

Sepsis is one of the most important causes of morbidity and mortality in humans and it is also associated with high mortality rates in dogs and cats. Sepsis can develop if an animal is affected by an infection that is left untreated or undertreated. The infection may originate in many different areas contributing to the difficulty in diagnosis, for example, in the ears or even in the skin.

The Nanōmix eLab® system is a mobile, hand-held immunoassay and chemistry diagnostic system designed for the needs of rapid point-of-care testing. The Nanōmix eLab® system offers a variety of benefits, including results in minutes, lower cost, and portability, while providing accurate, quantitative results comparable in quality to those provided by central lab testing. Furthermore, the S1 Panel Cartridge was developed as an aid in rapidly diagnosing critical infections including sepsis. The panel provides quantitative test results for procalcitonin (PCT), C-reactive protein (CRP) and lactate (LAC) from a single venous whole blood or plasma sample type. The assay runs on the eLab® Analyzer with results available in approximately 12 minutes from sample to answer, versus the current diagnostic solutions which can take hours to provide a test result. The S1 Panel assay has received the CE marking in Europe and has UK Medicines and Healthcare products Regulatory Agency (MHRA) registration.

About Nanomix Corporation

Nanomix (OTCQB: NNMX) is developing mobile point-of-care diagnostics with its Nanōmix eLab® System platform and assays that provide rapid, accurate, quantitative information for use in settings where time is critical to clinical decision-making and improved patient care. The company’s products are designed to broadly impact healthcare delivery by bringing diagnostics to the point of initial patient interaction, whether in the hospital or in pre-hospital, remote or alternate-care settings, thereby enabling faster clinical decision-making and potentially treatment-in-place. Nanomix’s first assays address the need for faster diagnosis of critical infections including sepsis. The company is developing a pipeline of other tests designed to improve patient outcomes by making high-quality diagnostic information available within minutes. For more information, visit www.nanomixdx.com.

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Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Natalya Rudman

Crescendo Communications, LLC

Email: NNMX@crescendo-ir.com

Tel: (212) 671-1020 Ext.304

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